Exhibit 99.1

MRV Appoints Joan E. Herman Chair of the Board

Announces Annual Stockholder Meeting Results

CHATSWORTH, Calif., Nov 23, 2009 (BUSINESS WIRE) — MRV COMMUNICATIONS, INC. (Pink Sheets:MRVC), today announced that Joan E. Herman has been appointed Chair of its Board of Directors effective November 12, 2009. Herman succeeds Shlomo Margalit, who relinquished the chairman position to allow for an independent chairperson. Margalit will retain a board seat and position as MRV’s chief technology officer. Herman has been a member of MRV’s Board of Directors since October 2009.

“The appointment of an independent chairperson demonstrates MRV’s commitment to representing and protecting stockholders’ best interests,” said Noam Lotan, chief executive officer. “Joan Herman is a respected leader and brings a wealth of business expertise needed to address MRV’s challenges and opportunities.”

MRV held its Annual Meeting of Stockholders on Wednesday, Nov. 11, 2009. At the Annual Meeting, Noam Lotan, Shlomo Margalit, Baruch Fischer, Charles M. Gillman, Joan E. Herman, Michael Keane, Michael J. McConnell, Igal Shidlovsky, Kenneth H. Shubin Stein and Philippe Tartavull were elected to serve as Directors, each for a one-year term. The Company’s stockholders also ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

The Company also announced the retirement of Harold Furchtgott-Roth, Guenter Jaensch and Dan Tsui from the Board of Directors, effective November 11, 2009.

“MRV greatly appreciates the efforts of the three departing directors for their many years of service,” said Mr. Lotan. “I am thankful for the leadership provided by Messrs. Furchtgott-Roth and Jaensch in their work on the Special Committee which led to many of the significant corporate governance changes that MRV has recently adopted. We will also miss Professor Tsui, a Nobel prize winner in physics, who has provided guidance and advice these many years.”

Joan E. Herman

Joan E. Herman, age 56, is President and Chief Executive Officer of Herman and Associates, LLC, a healthcare and management consulting firm. Prior to that, Herman served in a variety of positions at WellPoint, Inc., a premier health benefits organization with $60 billion in revenue, from 1998 to 2008. From 2007 to 2008 she was President and CEO of WellPoint’s Consumer Business Unit, where she oversaw the management of 5.9 million medical members and $18 billion in revenue. From 1982 to 1998, Herman served in a variety of roles at Phoenix Life Insurance Company, a $2.5 billion provider of life insurance, annuities and investment products. She last served as Senior Vice President of Strategic Development, where she was responsible for mergers and acquisitions, joint ventures and startups.

Herman currently serves on the Strategic Advisory Boards of both Bayer Medical Care and Vital Data Technology, and previously served as a director at MCS HMO, a managed health care company in Puerto Rico from 2000 to 2008, as a director and Chair of the Audit Committee of Medix Resources from 2000 to 2003, and as a director of Health Insurance Association of America from 2001 to 2003. Herman holds a bachelor of arts in mathematics from Barnard College, a master’s degree in mathematics from Yale University and a master of business administration from Western New England College.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading networking company with a full line of packet-optical transport (“POTS”), carrier Ethernet, 40G and out-of-band networking equipment, services and optical components for high-speed carrier and enterprise networks and specialized aerospace, defense and other communications networks. MRV’s networking business provides equipment for commercial customers, governments and telecommunications service providers. MRV markets and sells its products worldwide, with operations in Europe that provide network system design, integration and distribution. The Company’s optical components business which provides optical communications components for access and Fiber-to-the-Premises applications operates under the Source Photonics brand. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

SOURCE: MRV Communications, Inc.

Investor Relations
MRV Communications, Inc.
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or
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